CERNER CORPORATION
                   EXECUTIVE STOCK PURCHASE PLAN
                            ARTICLE I

                             PURPOSE

          1.1 Purpose. The purpose of the Plan is to advance the interests of the Company, the Company's senior management, and the Company's shareholders by offering the Company's senior management an incentive to purchase shares of the Company's stock on the open market. The Plan is adopted, as follows, effective April 23, 1999 (the "Effective Date").

                            ARTICLE II

                           DEFINITIONS

          2.1 Certain Defined Terms. Whenever the following terms are used in the Plan, they shall have the meanings specified below unless the context clearly indicates to the contrary:

          (a) "Committee" means the Compensation Committee of the Board of Directors of the Company.

          (b) "Cause" means, unless otherwise defined in an employment agreement between an Executive and the Company,
     (i) willful and continued failure by an Executive to carry out the reasonable and lawful policies and directives of the Committee; (ii) willful engaging by an Executive in misconduct which causes material injury to, or damages the reputation of, the Company, as specified in a written notice to an Executive from the Committee; (iii) any act of dishonesty of an Executive; (iv) any commission by an Executive of a criminal offense, other than a minor traffic misdemeanor; (v) any use by an Executive of an illegal controlled substance; or (vi) excessive absenteeism other than for illness, after receiving a warning in writing from the Committee to refrain from such behavior.

          (c) "Change of Control" means any transaction or closely related series of transactions under which (i) any Person, closely affiliated group of Persons or entity, other than those shareholders or lineal descendants of such shareholders (or lineal descendants of beneficiaries of trusts that are shareholders) of the Company on the date hereof, shall acquire or succeed to the ownership or control of 51% or more of all the issued and outstanding classes of voting stock of the Company or (ii) there is a sale of all or substantially all of the Company's assets.

          (d) "Company" means Cerner Corporation, a Delaware corporation, and any successor in interest by operation of law.

          (e) "Date of Grant" means, with respect to any Matching Option, the date such Matching Option is granted under the Option Plan.

          (f) "Executive" means a director, vice president or key associate of the Company who, as determined by the Committee, is eligible to participate in the Plan, provided that Neal Patterson and Cliff Illig shall not be eligible to participate in the Plan.

          (g)  "Matching Option" means an option to purchase
     Shares granted under the Option Plan.

          (h) "Option Plan" means the Cerner Corporation Stock
     Option Plan D of the Company.

          (i) "Person" means any individual, corporation, partnership, limited liability company, joint stock company, trust, joint venture, association, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          (j)  "Plan" means this Cerner Corporation Executive
Stock Purchase Plan.

          (k) "Plan Loan" means a loan given by the Company to an Executive for a Stock Purchase pursuant to the terms of this Plan.

          (l) "Pledged Shares" means the Company's shares of common stock, $.01 par value, other than Purchased Shares, that are pledged as collateral for a Plan Loan.

          (m) "Purchased Shares" means the Company's shares of common stock, $.01 par value, which are purchased by the Executive pursuant to Section 3.1 of the Plan and any successor shares resulting from a merger, consolidation or other reorganization. Purchased Shares do not include Pledged Shares or those Shares that are purchased pursuant to the exercise of a Matching Option.

          (n)  "Stock Purchase" means any purchase of Purchased
     Shares by an Executive pursuant to Section 3.1 of the Plan.

          2.2 Pronouns and Titles. The singular pronoun shall include the plural where the context so indicates. Titles are provided in the Plan for convenience only and are not to serve as a basis for definition, interpretation, or construction of the Plan.


                           ARTICLE III

                     TERMS OF STOCK PURCHASES

          3.1  Stock Purchase.  An Executive may make a Stock
Purchase under this Plan at the times and on such conditions as may be established by the Committee.

          3.2 Financing. The Company may provide a Plan Loan to an Executive to help finance the purchase price of a Stock Purchase on such terms as may be approved by the Committee. Plan Loans will only be made to Executives that elect to participate in the Plan. All Plan Loans shall comply with all applicable laws, including without limitation, the rules and regulations of the Federal Reserve System. Unless modified by the Committee, the specific additional Plan Loan terms are as follows:

          (a) Loan Term. All Plan Loans will have a term of five (5) years.

          (b) Loan Interest. All Plan Loans will have a market interest rate deemed reasonable and appropriate by the Committee based on the applicable federal rate.

          (c) Principal and Interest Repayments. Unless the Executive terminates employment prior to full repayment of a Plan Loan, Plan Loan principal and interest is not due until the end of the five-year loan term. There is no pre-payment penalty if the Plan Loan is repaid earlier than the expiration of the five year term. Executives may also elect to pay interest annually. If interest is not paid annually, it will compound annually.

          (d) Repayment upon Termination. In the event of an Executive's termination of employment, Plan Loans shall be repaid in accordance with the terms of Section 3.3 of the Plan.

          (e) Collateral. All Plan Loans will be secured by the Purchased Shares and any Pledged Shares.

          3.3 One-Year Holding Period. Executives making a Stock Purchase under the Plan shall not resell such Purchased Shares or the Pledged Shares prior to the one-year anniversary of the date of the Stock Purchase. After such one-year holding period has expired, an Executive may resell such Purchased Shares or Pledged Shares; provided, however, that all sale proceeds shall first be used to repay any outstanding principal and interest owed on any Plan Loan that was used to purchase the Purchased Shares.

          3.4 Mandatory Plan Loan Repayment in Event of Termination. In the event of an Executive's termination from employment with the Company, the Executive shall repay any outstanding principal and interest on any Plan Loan within the following time period:

          (a) 365 days if the Executive's termination of employment is because of retirement, disability, or death;

          (b) 180 days if the Executive's termination of employment follows within 6 months of a Change of Control of the Company and is because of any reason other than termination for Cause;

          (c) 90 days if the Executive's termination of employment is for any reason other than retirement, disability, death or Cause (and in the absence of a Change of Control or after the time period set forth in (b) immediately above); or

          (d) immediately, if the Executive's termination of employment is for Cause.


                            ARTICLE IV

                           ELIGIBILITY

          4.1 Eligibility. No one other than an Executive shall be eligible to receive a Plan Loan or be eligible to receive a Matching Option under the Plan.


                            ARTICLE V

                       THE MATCHING OPTIONS

          5.1  Granting of Matching Options for Purchased Shares.
At the time an Executive makes a Stock Purchase, the Committee shall cause the grant to the Executive of a Matching Option to purchase one (1) additional Share for each five (5) Shares purchased in the Stock Purchase. Except to the extent provided in this Article V, the terms of the Matching Option shall be in accordance with the Option Plan.

          5.2  Granting of Matching Options for Previously
Purchased Shares Pledged as Collateral. At the time an Executive makes a Stock Purchase, in addition to any Matching Option granted pursuant to Section 5.1, the Committee shall also cause the grant to the Executive of a Matching Option to purchase one
(1) additional Share for each ten (10) Pledged Shares that are pledged as collateral for the Plan Loan subject to limits established by the Committee.

          5.3 Exercise Price and Date of Grant. The per Share exercise price of each Matching Option shall be the price paid by the Executive for the purchase of Purchased Shares in the Stock Purchase. The date of grant of such Matching Options shall be the date the Executive purchased the Purchased Shares.

          5.4  Exercise of Option.

          (a)  Period.  Unless otherwise accelerated pursuant to
     Section 5.4(b) of the Plan, and provided the Executive is and has continuously been an associate of the Company since the Matching Option's Date of Grant, each Matching Option shall become exercisable on the seventh (7th) anniversary of the Option's Date of Grant; provided, however, that notwithstanding anything herein to the contrary, the period during which each Matching Option may be exercised shall expire no later than eight (8) years from the Matching Option's Date of Grant.

          (b) Acceleration. The exercisability of each Matching Option granted under this Plan shall be accelerated depending upon the percentage of Purchased Shares that are owned and have been continuously owned by the Executive on the first, second, third, fourth, and fifth anniversaries of the Date of Grant for such Matching Option. Each Matching Option shall become exercisable according to the following schedule. Accelerated vesting percentages shall be cumulative.

Anniversary of Matching  Accelerated Vesting of Matching Options
Option's Date of Grant  (Maximum 20%) (% of Purchase Shares currently owned / required percentage expressed as a
                                        decimal times .20)

          1                        (Actual % / 1.0) x .20
          2                        (Actual % / 0.8) x .20
          3                        (Actual % / 0.7) x .20
          4                        (Actual % / 0.6) x .20
          5                        (Actual % / 0.5) x .20


                            ARTICLE VI

                          ADMINISTRATION

          6.1 Duties and Powers of Committee. The Plan shall be administered by the Committee. The Committee shall have full power and authority to construe, interpret, amend, terminate, grant waivers and administer the Plan, and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem proper and in the best interests of the Company. Any such interpretations and rules shall be consistent with the basic purpose of the Plan to allow for the purchase of Company stock and the grant of Matching Options. The interpretation and construction of the Plan by the Committee shall be final, conclusive and binding upon all Persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, any Stock Purchase or any Matching Option.

          6.2 Expenses; Indemnification. All reasonable expenses and liabilities actually incurred in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other Persons. The Company and its officers and directors shall be fully justified in relying, or acting in good faith upon the advice, opinion, valuations or information furnished by such Persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Executives, the Company and all other interested Persons.

                           ARTICLE VII

                          MISCELLANEOUS

          7.1  Effect of Plan Upon Other Compensation Plans.
Nothing in the Plan shall be construed to limit the right of the Company to establish any other forms of incentive or other compensation for the Executives.

          7.2  No Obligation to Exercise.  The granting of a
Matching Option shall impose no obligation upon the Executive to exercise such Option.

          7.3  Effect of Plan Upon Employment.  Nothing in the
Plan shall be construed as an obligation on the part of the Company to continue the employment of any Executive for any period.

          7.4 Notice. Any notice required to be given under the terms of this Plan shall be addressed to the Company in care of its Secretary at its offices at 2800 Rock Creek Parkway, Kansas City, MO 64117, and any notice to be given to an Executive shall be addressed to him or her at the address then on file with the Company. Any notice pursuant to this Plan shall be deemed to have been duly given if and when addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office regularly maintained by the United States Government.

          7.5 Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware.

Dated:  April 23, 1999